Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Hawthorn Bancshares, Inc. for the registration of securities, of our report dated March 17, 2025, with respect to the consolidated financial statements of Hawthorn Bancshares, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in this registration statement.
/s/ Forvis Mazars, LLP
Kansas City, Missouri
June 24, 2025